                                                                   Exhibit 99(b)


US Contacts:
AsiaInfo Holdings, Inc.
ir@asiainfo.com
408-970-0080

China Contacts:
AsiaInfo Technologies (China), Inc.
Lesley Zhang
zhangyan2@asiainfo.com
8610-6250-1658 ext. 6036
86-13910406802

Jessica Barist Cohen
Ogilvy Public Relations Worldwide
jessica.cohen@ogilvy.com
8621-6218-3009 ext. 238
86-13801998381

                   AsiaInfo Reports 2003 Third Quarter Results


             Beating Previously Announced Guidance, Company Reports
                          Earnings Per Share of US$0.05


BEIJING/SANTA CLARA, Calif. - October 21, 2003 - AsiaInfo Holdings, Inc. (Nasdaq: ASIA), a leading provider of telecom network and software solutions in China, today announced third quarter results for the period ended September 30, 2003.

(In a separate press release also issued today, the company announced that it has entered into a definitive agreement to acquire US$9.0 million in assets from Pacific Software (China) Limited, a privately held, medium-sized software solutions enterprise based in Hong Kong. Please see other release for details.)

Exceeding the company's previously announced guidance, third quarter net revenue (total revenue net of hardware costs) was US$15.8 million, a 24 percent increase over the previous quarter and an 8 percent increase over the same period a year ago. (Reflecting its new business structure, AsiaInfo will now be reporting its revenues by the following categories: Network Solutions and Software Revenue. Comparisons quarter-over-quarter will be made on a like basis.) Net revenue for the company's Network Solutions business was US$7.4 million, a 15 percent increase over the previous quarter and a 40 percent increase over the third quarter of the previous year. Software revenues were US$8.4 million, a 33 percent increase over the previous quarter and a 10 percent decrease over the same year-ago period.

Gross revenue (which includes hardware costs) for the quarter was US$28.0 million, a 4 percent increase over the previous quarter and a 14 percent decrease over the same period in 2002. Gross profit was approximately US$10.0 million, a 39 percent increase over the previous quarter and an 18 percent increase over the year-ago period.

Total operating expenses for the third quarter were US$8.0 million, a 7 percent decrease over the previous quarter, and a 5 percent decrease compared to the same period a year ago. Sales and Marketing expenses decreased by 4 percent from the previous quarter, and by 9 percent compared to the same period a year ago. General and Administrative expenses increased by 5 percent over the previous quarter and by 15 percent compared to the same period in the previous year. Research and Development expenses decreased by 24 percent sequentially and by 3 percent compared to the same period a year ago.

The company reported operating profit for the third quarter of approximately $2.0 million, compared to last quarter's operating loss of US$1.4 million, and operating profit of US$43 thousand for the same period in the previous year. Net income reached US$2.2 million in the third quarter, or US$0.05 per basic share. This compares to last quarter's net loss of US$1.1 million, and net income of US$468 thousand for the same period one year ago.

The company generated an operating cash flow of US$11.2 million for the quarter.

Xingsheng Zhang, AsiaInfo's President and Chief Executive Officer, said, "I am very pleased to share with you today our operating results for this past quarter. Our revenues, beating our earlier predictions, were strong, due to continuous contract gains both in our traditionally strong areas of network solutions and operation support system solutions and in our innovative product offerings supporting carriers' value added services, such as Video Conferencing solutions. More importantly, we have re-gained operating profitability. While the Chinese telecom carriers continue to be conservative in their spending, their focus continues to be cost saving initiatives and efficiency, areas in which AsiaInfo is extremely well positioned, having strong offerings in areas such as CRM, BOSS, billing and value-added services platform management.

"As we have mentioned in the past, AsiaInfo's management and the Board have for some time been interested in diversifying the company's customer base in order to take best advantage of the company's internal capabilities and opportunities in other markets. Our acquisition announced separately today of Pacific Software (China) Limited's Human Resource and Business Intelligence assets will allow us to leverage our strengths as an IT systems integrator, while moving us into in the high growth human resource and business intelligence industries across various vertical markets in China. Strategically, AsiaInfo will thus be changing from a total telecom solutions provider to a total customer solutions provider, offering more in-depth solutions to a broader range of customers, and thereby taking greater advantage of our unique strengths and capabilities. We will continue to look for other appropriate opportunities to further develop this new strategic positioning.

"The restructuring of our company implemented over the past two quarters, with each business unit revolving around individual customers, illustrates our commitment to this customer-centric focus. Already we have had good success with this new approach, and events such as our first customer conference with China Mobile will be implemented with our other customers to cement our long-term relationships and make the most out of future coordination.

"Looking to the end of 2003, we believe we will continue our good results in the fourth quarter. Although full year revenues will be somewhat lower than our previous expectation, we are pleased to maintain our EPS target, largely as a result of an internal focus on efficiency. Going forward, we believe that our increasingly diversified strategy, such as the one being taken through our acquisition announced today, will help to minimize risks of facing any single industry and will further strengthen our revenue growth potential, as well as profitability."

New Contracts

In September, AsiaInfo announced the signing of multiple contracts with China Unicom to support the second phase construction of its nationwide IP-based Video Conferencing (VC) network and to provide AsiaInfo's software specifically designed for VC services. The software includes AsiaInfo Vision Network Access Server Software (AIVNAS), AsiaInfo Vision Gatekeeper Software (AIVGK), AsiaInfo VisionXpert (AIVX) and AsiaInfo Vision Online Business eXpert (AIVOBX). The total contract value amounts to US$8.9 million (including hardware pass through), of which 35 percent is from software and services. In addition, AsiaInfo also entered into the following major contracts with various carriers:

     . A contract to provide Shaanxi Unicom, a major China Unicom subsidiary, with billing solutions for its CDMA and CDMA 1x networks;
     . Multiple contracts with China Unicom and its subsidiaries on the fifth phase construction of its VoIP networks;
     .    A BOSS consolidation contract with Guangxi Mobile;
     . A contract with China Telecom to upgrade the IP billing system for its northern operations;
     . A contract with Sichuan Mobile, a China Mobile subsidiary, to upgrade its Short Messaging Gateway;
     . A contract with China Unicom on the construction of its UNIONE system, an integrated interface system for its various business;
     . A contract with Tianjin Mobile, a China Mobile subsidiary, to upgrade its Short Messaging Gateway.

New Partnership

During the third quarter, AsiaInfo announced a Memorandum of Understanding (MoU) on future strategic co-operation with Frost & Sullivan, a consulting firm specializing in providing services in emerging high-tech and industrial markets. Together the companies will seek to bring additional benefits to their respective clients through greater depth and breadth of service.

AsiaInfo also concluded a MoU with the China Academy of Telecom Technology
(CATT) of the Ministry of Information Industry (MII). The MoU on future strategic cooperation enables the two organizations to jointly conduct telecom operation development research under the authority of the MII.

Business Outlook

The following outlook statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

Net revenue is expected to be US$15 to $16 million in the fourth quarter. Due to the slowdown caused largely by the SARS outbreak earlier this year, full year net revenue will be lower than originally predicted, and is expected to be at US$56 to $57 million in 2003.

EPS in the fourth quarter is expected to be US$0.04 to $0.05, translating to annual basic EPS of US$0.09 to 0.10, which is in-line with the previous given guidance of US$0.08 to $0.12, excluding the one-time impairment charge relating to goodwill and acquired intangible assets taken in the first quarter of 2003. Including the charge, annual basic loss per share will be US$0.58 to 0.59.

                             ASIAINFO HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         Excluding Impairment of Goodwill and Acquired Intangible Assets
                          (Amounts in thousands of US$)


                                                      2003        2002            2003        2002
                                                     Three Months Ended           Nine Months Ended
                                                           Sep 30                      Sep 30
Revenues:
  Network solutions                                    19,543      23,171          63,605      71,900
  Software revenue                                      8,441       9,400          21,956      25,767
Total revenues                                         27,984      32,571          85,561      97,667

Cost of revenues:
  Network solutions                                    13,890      20,019          50,354      55,835
  Software cost                                         4,098       4,052          10,505       9,006
  Total cost of revenues                               17,988      24,071          60,859      64,841

Gross profit                                            9,996       8,500          24,702      32,826

Operating expenses:
  Sales and marketing                                   2,820       3,082           8,265      11,460
  General and administrative                            3,116       2,719           8,399       7,736
  Research and development                              2,037       2,097           7,248       6,706
  Amortization of deferred stock compensation               0          82             105         332
  In Process research and development                       0           0               0         350
  Amortization of intangible assets                        41         477             128       1,272
Total operating expenses                                8,014       8,457          24,145      27,856

(Loss) income from operations                           1,982          43             557       4,970

Other income (expenses):
  Interest income                                         362         523           1,182       1,757
  Interest expense                                          0          (1)             (2)        (75)
  Other income (expenses),net                              (1)          6             (32)         43
Total other income (expenses),net                         361         528           1,148       1,725

Income before income taxes, minority interests          2,343         571           1,705       6,695
and equity in loss of affiliate
  Income tax expense                                        0          74            (958)        870
  Minority interests                                        0          73             (12)         63
  Equity in loss of affiliate                             (94)       (102)           (281)       (383)

Net (loss) income                                       2,249         468           2,370       5,505
Net (loss) income per share
  Basic                                                  0.05        0.01            0.05        0.13
  Diluted                                                0.05        0.01            0.05        0.12
Shares used in computing per share amounts
  Basic                                            44,521,025  44,081,170      44,329,684  43,387,643
  Diluted                                          46,971,126  44,835,907      46,619,757  45,765,340

Segment information
  Network solutions net of hardware cost                7,399       5,287          19,358      25,607
  Software revenue                                      8,441       9,400          21,956      25,767
Consolidated revenues net of hardware cost             15,840      14,687          41,314      51,374
  Consolidated cost of sales net of hardware cost       5,844       6,187          16,612      18,548
  Consolidated gross profit                             9,996       8,500          24,702      32,826

                             ASIAINFO HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (Amounts in thousands of US$)


                                                      2003        2002            2003        2002
                                                     Three Months Ended           Nine Months Ended
                                                           Sep 30                      Sep 30
Revenues:
  Network solutions                                    19,543      23,171          63,605      71,900
  Software revenue                                      8,441       9,400          21,956      25,767
Total revenues                                         27,984      32,571          85,561      97,667

Cost of revenues:
  Network solutions                                    13,890      20,019          50,354      55,835
  Software cost                                         4,098       4,052          10,505       9,006
Total cost of revenues                                 17,988      24,071          60,859      64,841

Gross profit                                            9,996       8,500          24,702      32,826

Operating expenses:
  Sales and marketing                                   2,820       3,082           8,265      11,460
  General and administrative                            3,116       2,719           8,399       7,736
  Research and development                              2,037       2,097           7,248       6,706
  Amortization of deferred stock compensation               0          82             105         332
  In Process research and development                       0           0               0         350
  Amortization of intangible assets                        41         477             128       1,272
  Impairment of goodwill and acquired                       0           0          30,221           0
  intangible assets
Total operating expenses                                8,014       8,457          54,366      27,856

(Loss) income from operations                           1,982          43         (29,664)      4,970

Other income (expenses):
  Interest income                                         362         523           1,182       1,757
  Interest expense                                          0          (1)             (2)        (75)
  Other income (expenses),net                              (1)          6             (32)         43
 Total other income (expenses),net                        361         528           1,148       1,725

Income before income taxes, minority interests          2,343         571         (28,516)      6,695
and equity in loss of affiliate
  Income tax expense                                        0          74            (958)        870
  Minority interests                                        0          73             (12)         63
  Equity in loss of affiliate                             (94)       (102)           (281)       (383)

Net (loss) income                                       2,249         468         (27,851)      5,505
Net (loss) income per share
  Basic                                                  0.05        0.01           (0.63)       0.13
  Diluted                                                0.05        0.01           (0.63)       0.12
Shares used in computing per share amounts
  Basic                                            44,521,025  44,081,170      44,329,684  43,387,643
  Diluted                                          46,971,126  44,835,907      44,329,684  45,765,340

Segment information
  Network solutions net of hardware cost                7,399       5,287          19,358      25,607
  Software revenue                                      8,441       9,400          21,956      25,767
Consolidated revenues net of hardware cost             15,840      14,687          41,314      51,374
  Consolidated cost of sales net of hardware
  cost                                                  5,844       6,187          16,612      18,548
  Consolidated gross profit                             9,996       8,500          24,702      32,826

                             ASIAINFO HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (In US$)

                                                                                   Sep 30,2003  Dec 31,2002
ASSETS:

Current Assets
  Cash and cash equivalents                                                        116,351,374  115,152,694
  Restricted cash                                                                   16,073,921   14,457,903
  Short term investments                                                            11,318,952   11,260,429
  Notes receivable                                                                   2,775,873       63,631
  Accounts receivable, trade (net of allowance for doubtful accounts of             55,938,497   49,373,454
  1,133,351 and 3,366,911 at Dec 31, 2002 and Sep 30, 2003 respectively)
  Inventories                                                                        3,535,341   10,934,289
  Other current assets                                                              17,889,489   13,851,978
Total current assets                                                               223,883,447  215,094,378

  Property, plant, and equipment-net                                                 2,802,198    4,045,923
  Investment in affiliate                                                            2,527,116    2,807,756
  Other assets                                                                      11,363,525   41,481,895
Total assets                                                                       240,576,286  263,429,952

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Short-term bank loans                                                                 60,408       60,406
  Notes payable                                                                      4,116,894    2,447,144
  Accounts payable                                                                  23,807,207   19,261,283
  Accrued employee benefit                                                           6,718,478    5,082,550
  Deferred revenue                                                                   7,548,371    5,055,831
  Income taxes payable                                                                 526,111    2,760,486
  Other taxes payable                                                                1,178,820    2,578,606
  Other current liabilities                                                         12,448,294   15,708,509
Total current liabilities                                                           56,404,583   52,954,815

Minority interests                                                                           0      317,319

Stockholders' equity:

  Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued and       447,110      441,935
  outstanding: Dec 31,2002 44,193,474; Sep 30,2003 44,711,045
  Additional paid-in capital                                                       202,404,634  200,649,428
  Deferred stock compensation                                                                0     (105,628)
  Retained earnings (accumulated deficit)                                          (18,740,724)   9,109,903
  Accumulated other comprehensive income (loss)                                         60,683       62,180
Total stockholders' equity                                                         184,171,703  210,157,818

Total Liabilities and Stockholders' Equity                                         240,576,286  263,429,952

Third Quarter Conference Call

AsiaInfo will host a conference call to discuss third quarter earnings at 6:00pm Pacific Time/9:00pm Eastern Time today (Beijing/Hong Kong time: October 22, 2003 at 9:00am). The management team will discuss quarterly results and highlights, and answer any questions. The dial-in number for the call is 973-582-2732. A replay will be available by dialing 877-519-4471 for US callers or 973-341-3080 for international callers with a personal identification number (PIN) of 4195217 between 8:00pm Pacific Time on October 21, 2003 until 8:00pm Pacific Time on October 28, 2003. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at the address shown below.


About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of telecom network and software solutions in China. The company provides high-quality software and solutions to China's telecom carriers, meeting the demanding needs of a fast-growing industry. AsiaInfo's products and services cover network infrastructure services including design, implementation, operation and optimization, customer management and billing solutions; decision support systems; and service applications encompassing messaging, broadband, wireless and other advanced applications.

Organized as a Delaware corporation, AsiaInfo has constructed national backbones and provincial access networks for all of China's major national telecom carriers since 1995, including China Telecom, China Mobile, China Unicom and China Netcom. Since 2000, the company has successfully shifted its focus from Internet infrastructure construction to the provision of a full suite of telecom software solutions.

For more information about AsiaInfo, please visit http:/www.asiainfo.com.

The information contained in this documents is as of Oct. 21, 2003. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo's operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend,"

"plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in our periodic reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

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